UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:
☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☒ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

Old Second Bancorp, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒ No fee required.
☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1) Title of each class of securities to which transaction applies:

(2) Aggregate number of securities to which transaction applies:

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4) Proposed maximum aggregate value of transaction:

(5) Total fee paid:

☐ Fee paid previously with preliminary materials.
☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1) Amount Previously Paid:

(2) Form, Schedule or Registration Statement No.:

(3) Filing Party:

(4) Date Filed:

Contacts:
	William B. Skoglund	J. Douglas Cheatham
	Chairman, President and CEO	Executive Vice President and CFO
	Old Second Bancorp, Inc.	Old Second Bancorp, Inc.
	(630) 892-0202	(630) 892-0202

FOR IMMEDIATE RELEASE

OLD SECOND BANCORP, INC. ANNOUNCES

EXTENSION OF EXPIRATION DATE FOR EXCHANGE OFFER

Aurora, Illinois (July 30, 2010) — As previously announced on June 22, 2010, Old Second Bancorp, Inc. (the “Company”) (NasdaqGS: OSBC) has made an offer to exchange a portion of the $31.6 million outstanding liquidation amount of the 7.80% Capital Securities (the “Capital Securities”) issued by Old Second Capital Trust I (NasdaqGS: OSBCP) for newly issued shares of common stock of the Company.  The exchange offer has been made pursuant to an Offering Memorandum, dated June 22, 2010, and related Letter of Transmittal (the “Exchange Offer Documents”), which previously were sent to holders of the Capital Securities by D.F. King & Co., Inc., the information agent and exchange agent for the exchange offer.

The expiration date for the exchange offer, which was previously scheduled for 11:59 p.m., New York City time, on Monday, August 2, 2010, has been extended to 11:59 p.m., New York City time, on Monday, August 23, 2010, unless further extended or earlier terminated by the Company.  Except for the extension of the expiration date, the terms and conditions of the exchange offer are unchanged.  Holders of Capital Securities who have previously tendered their Capital Securities continue to have the right to revoke such tenders at any time prior to the new expiration date by complying with the revocation procedures set forth in the Exchange Offer Documents.

As described in the Exchange Offer Documents, the number of shares of common stock to be issued for each $10.00 liquidation amount of Capital Securities accepted in accordance with the terms of the exchange offer will be based on the “Relevant Price,” which is equal to the average volume weighted average price (“Average VWAP”) of the Company’s common stock for each of the five consecutive trading days ending on and including the second trading day immediately preceding the expiration date (the “Pricing Date”).  Because the expiration date has been extended, the Pricing Date also has been extended to be the second trading day immediately preceding the new expiration date.  Accordingly, the Average VWAP and related Relevant Price for the exchange offer are not determinable at this time.  Any future extension of the expiration date will similarly result in a corresponding extension of the Pricing Date.

The June 22, 2010 press release announcing the commencement of the exchange offer noted that the exchange offer is one component of a multi-faceted capital strategy designed to strengthen the Company’s capital position.  The Company continues to evaluate its overall capital strategy, particularly in light of the decline in the Company’s stock price since commencing the exchange offer and the fact that there remains uncertainty as to whether the U.S. Department of the Treasury generally will approve pending applications for TARP preferred stock to be exchanged for trust preferred securities.  Because the Company is continuing to evaluate its overall capital strategy and other reasonable alternatives for improving its capital position in light of these developments, it has decided to extend the expiration date for the exchange offer.

Furthermore, the Company believes a high level of participation in the exchange offer by holders of the Capital Securities is important to its previously-announced overall capital strategy because the exchange offer represents an opportunity to strengthen the composition of Old Second’s capital base by increasing its Tier 1 common and tangible common equity ratios, while also reducing the approximately $2.5 million annual interest expense associated with the Capital Securities.  The extension of the exchange offer provides holders of the Capital Securities additional time to properly tender their Capital Securities, thereby potentially increasing the level of participation in the exchange offer.

As of 5:00 p.m., New York City time, on July 29, 2010, 452,600 shares (which represents an aggregate liquidation amount of $4.5 million) of the Capital Securities had been tendered in connection with the exchange offer.  D.F. King & Co., Inc. is acting as information agent and exchange agent for the exchange offer.  For further details, please contact D.F. King & Co., Inc. at (800) 628-8536 or, for bankers and brokers, at (212) 269-5550, or the Company at (630) 892-0202.

Important Additional Information About the Exchange Offer

The complete terms and conditions of the exchange offer are set forth in the Exchange Offer Documents, which were sent holders of the Capital Securities by D.F. King & Co., Inc. at the commencement of the exchange offer.  The description of the exchange offer in this press release is only a summary and is qualified in its entirety by reference to the Exchange Offer Documents.  Holders are urged to read the Exchange Offer Documents for the exchange offer carefully.  Copies of the Exchange Offer Documents may be obtained from D.F. King & Co., Inc.  Holders may contact D.F. King & Co., Inc. at (800) 628-8536 or, for bankers and brokers, at (212) 269-5550.  Holders may also obtain the Exchange Offer Documents by contacting the Company at (630) 892-0202.

The exchange offer is being made in reliance upon the exemption from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), provided by Section 3(a)(9) of the Securities Act.  This press release is for informational purposes only and is neither an offer to purchase nor a solicitation to buy any of the common stock and/or the Capital Securities, nor is it a solicitation for acceptance of the exchange offer.  The Company is making the exchange offer only by, and pursuant to the terms of, the Exchange Offer Documents.  The exchange offer is not being made in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction.  None of the Company, its financial or legal advisors, the trustees of Old Second Capital Trust I, the information agent, the exchange agent or any of their respective affiliates is making any recommendation as to whether holders should tender their Capital Securities in connection with the exchange offer.

About Old Second Bancorp, Inc.

Old Second Bancorp, Inc., is a financial services company with its headquarters located in Aurora, Illinois.  The Company is the holding company for Old Second National Bank, a national banking organization headquartered in Aurora, Illinois, which provides commercial, treasury management and retail banking services, as well as trust and wealth management services, through offices located in Cook, Kane, Kendall, DeKalb, DuPage, LaSalle and Will counties in Illinois.  Old Second’s common stock is traded on the NASDAQ Global Select Market under the symbol OSBC.  Additional information concerning Old Second can be accessed on the internet at www.oldsecond.com.